Exhibit 99.1

News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE
For information contact:
Investor Relations:	Media Relations:
Dennis Oakes	Michael E. Weiss
Senior Vice President — Investor Relations	Director of Communications
(212) 321-7212	(301) 841-2918
CAPITALSOURCE REPORTS THIRD QUARTER 2010 RESULTS
•	Net Income of $78 Million or $0.24 Per Share

•	New Funded Loans Top $400 Million

•	Loan Yield and Net Finance Margin Expand at CapitalSource Bank

•	Credit Performance Remains Stable

•	Professional Practice Lending Group Added

•	Real Estate Securitization Deconsolidated as Previously Announced
Chevy Chase, MD., October 29, 2010 — CapitalSource Inc. (NYSE:CSE) today announced financial results for the third quarter of 2010. Net income for the quarter was $78 million, or $0.24 per diluted share, compared to net income of $18 million or $0.06 per diluted share in the prior quarter and a net loss of $274 million or $0.87 per diluted share in the third quarter of 2009. Net income in the quarter included a carryback tax benefit of $37 million or $0.11 per diluted share.
“Our new loan production of $405 million this quarter was again above the top end of our projected range, reflecting the outperformance of our franchise when compared to most other banks which are struggling to increase loan production. Since the Company was founded a decade ago, we have focused on specialty lending platforms in part because we knew they would give us a competitive advantage for finding attractive opportunities,” said John K. Delaney, CapitalSource Executive Chairman. “Our asset platform is currently performing to its highest standard and our funding base is stronger than it has been in several years. We are in an enviable position, having successfully navigated the financial crisis without government assistance.”
“The third quarter was another strong effort by our national direct origination lending franchise, with most of our business groups making meaningful contributions. The largest was healthcare real estate, which accounted for nearly 30% of new loans funded in the quarter. The equipment finance, technology cash flow, multifamily and general real estate groups each contributed in excess of 10% to the total,” said James J. Pieczynski, CapitalSource Co-CEO. “During the quarter we completed the formation of our professional practice lending group, which will focus on providing financing for the acquisition of dental, eye care and veterinary medical practices across the country. The new group further diversifies our lending platform, which now includes twelve distinct business lines following the addition in recent months of equipment finance, small business and multifamily. These new business lines combined have contributed approximately one-third of the year-to-date production volume.”
“CapitalSource Bank was solidly profitable again in the third quarter. Our net finance margin was up as our loan yield and interest income increased meaningfully while funding costs declined.” said Tad Lowrey, CapitalSource Bank President and CEO. “We were very pleased to be recognized by the U.S. Treasury Department earlier this month for our local community involvement in southern and central California. We intend to use the $600,000 Bank Enterprise Award grant to further promote community revitalization throughout the footprint served by our retail branches,” added Lowrey.
“CapitalSource Bank recently completed its second annual safety and soundness regulatory exam. The results of that examination give us great confidence that we are managing the Bank to a high standard and are increasingly well positioned to apply for bank holding company status,” said Steven A. Museles, CapitalSource Co-CEO. “Subject to forthcoming conversations with Federal Reserve staff, we expect to file that application in the first quarter of next year and presently anticipate the regulatory review will then be completed during the second half of 2011. We also plan to file with the FDIC and the California DFI to convert the existing industrial charter of CapitalSource Bank to a commercial charter.”
“Deconsolidation of the 2006-A real estate securitization during the quarter, together with net Parent Company debt repayments, reduced our consolidated debt by over $1.3 billion. The deconsolidation resulted in a net gain of $17 million, which is included in “Other Income” this quarter. It also reduced our commercial real estate portfolio by $425 million and non-accruals by $262 million,” said Donald F. Cole, CapitalSource CFO. “Aside from the positive impact of the deconsolidation, our credit performance was generally stable in the quarter and in line with our expectations. Provisions were up moderately, but non-accruals and charge-offs both declined in the quarter.”
CapitalSource Bank Segment
•	Total loans held for investment and loans held for sale increased $232 million from the prior quarter to $3.7 billion. There were $463 million in new loan commitments closed at CapitalSource Bank during the quarter, of which $405 million funded at closing. The yield on the commercial loan portfolio was 7.83% for the quarter, an increase of 49 basis points from the prior quarter primarily due to the impact of declining non-accruals and the full benefit of a growing balance of high yielding loans.

•	The “A” Participation Interest, net was $5 million at the end of the quarter, reflecting principal repayments of $166 million during the quarter. The “A” Participation Interest was fully paid off in October.

•	Investment securities, available-for-sale, which consist of investments in Agency callable notes, Agency and Non-Agency MBS and US Treasury and Agency securities, increased $49 million from the prior quarter to $1.5 billion.

•	Investment securities, held-to-maturity, which consist primarily of investments in the most senior AAA-rated tranches of CMBS, increased $3 million during the quarter to $208 million due to $10 million of purchases, partially offset by principal payments.

•	Cash and cash equivalents, including restricted cash totaled $365 million at the end of the quarter, a $9 million increase from the end of the prior quarter.

•	Deposits at the end of the quarter were $4.6 billion, a $57 million increase from the end of the prior quarter. The average rate on new and renewed certificates of deposit was 0.99% for the quarter, a decrease of 17 basis points from the prior quarter. At quarter end, the weighted average interest rate on deposits was 1.25%, a decrease of 2 basis points from the end of the prior quarter.

•	Interest income was $85 million for the quarter, an increase of $7 million from the prior quarter, primarily due to loan portfolio growth.

•	Net finance margin for the quarter was 4.94%, an increase of 50 basis points from the prior quarter, primarily due to a decrease in loans on non-accrual, portfolio loan growth and a lower cost of funds.

•	Yield on average interest earning assets was 6.04% for the quarter, an increase of 45 basis points from the prior quarter, primarily due to a decrease in loans on non-accrual and loan portfolio growth.

•	Cost of interest-bearing liabilities, which includes deposits and FHLB borrowings, was 1.30% for the quarter, a decrease of 7 basis points from the prior quarter. The cost of deposits was 1.26%, a decrease of 7 basis points from the prior quarter due to continued deposit rate reductions. The cost of FHLB borrowings was 1.98%, an increase of 1 basis point from the prior quarter.

•	Non-interest income was $5 million for the quarter, a decrease of $1 million from the prior quarter, primarily due to lower fees earned for servicing loans for the Parent Company as a result of the declining Parent Company portfolio, partially offset by higher loan fees.

•	Total operating expenses were $29 million, unchanged from the prior quarter. Operating expenses as a percentage of average total assets were 1.94%, a decrease of 10 basis points from the prior quarter.

•	Total Risk-Based Capital Ratio was 18.26% at the end of the quarter, an increase of 57 basis points from the end of the prior quarter.

•	Tier 1 Leverage Ratio was 13.03% at the end of the quarter, an increase of 49 basis points from the end of the prior quarter.

•	Tangible Common Equity to Tangible Assets was 12.85% at the end of the quarter, an increase of 31 basis points from the end of the prior quarter.

•	Loans on non-accrual were $350 million at the end of the quarter, a decrease of $42 million from the end of the prior quarter. The decrease was primarily due to charge-offs, loan payoffs, loan sales and foreclosures. As a percentage of total loans, loans on non-accrual were 9.44%, a decrease of 1.86% compared to the end of the prior quarter.

•	Impaired loans, which exclude deferred loan fees and discounts and allowance for loan losses, were $402 million at the end of the quarter, a decrease of $74 million from the end of the prior quarter. The decrease was primarily due to charge-offs, loan payoffs, loan sales and foreclosures. As a percentage of total loans, impaired loans were 10.86%, a 2.85% decrease compared to the end of the prior quarter.

•	Loans 30-89 days delinquent were $16 million at the end of the quarter, an increase of $1 million from the end of the prior quarter. As a percentage of total loans, loans 30-89 days delinquent were 0.44%, an increase of 2 basis points compared to the end of the prior quarter.

•	Loans 90 or more days delinquent were $149 million at the end of the quarter, an increase of $85 million from the end of the prior quarter. The increase was due primarily to one $87 million resort/club loan that was previously on non-accrual but not delinquent until the current quarter. As a percentage of total loans, loans 90 or more days delinquent were 4.03%, an increase of 2.18% compared to the end of the prior quarter.

•	Net charge-offs were $48 million in the quarter, a decrease of $15 million from the prior quarter. As a percentage of average loans, net charge-offs for the 12 months ended September 30, 2010 were 4.64%, an increase of 16 basis points compared to the 12 months ended June 30, 2010.

•	Provision for loan losses was $15 million for the quarter, an increase of $10 million from the prior quarter.

•	Allowance for loan losses was $131 million at the end of the quarter, a decrease of $34 million from the end of the prior quarter. As a percentage of total loans, allowance for loan losses was 3.53%, a decrease of 1.21% compared to the end of the prior quarter.
Other Commercial Finance Segment
•	Deconsolidation of the 2006-A Term Debt Securitization: During the three months ended September 30, 2010, we delegated certain of our collateral management and special servicing rights in our 2006-A term debt securitization (the “2006-A Trust”) and sold our equity interest and certain notes issued by the 2006-A Trust for $7 million. As a result of this transaction, we concluded that we were no longer the primary beneficiary and deconsolidated the 2006-A Trust, which resulted in the removal of all assets and liabilities, including approximately $929 million of commercial loans and $891 million of term debt from our consolidated balance sheet. Consequently, our financial results for the third quarter reflect the impact of this deconsolidation on certain categories of income and expense in our consolidated income statements, including interest income, interest expense and the provision for loan losses. Consolidated credit metrics for the third quarter were also impacted.

•	Total loans held for investment and loans held for sale, were $2.9 billion at the end of the quarter, a decrease of $1.3 billion from the end of the prior quarter, primarily due to a $929 million decrease relating to deconsolidation of the 2006-A Trust, loan payoffs of $243 million, loans charged-off and loan foreclosures. Loan yield was 8.90% for the quarter, an increase of 98 basis points from the prior quarter, primarily due to deconsolidation of the 2006-A Trust which included a large pool of non-accrual loans and had a lower than average yield.

•	Cash and cash equivalents were $284 million at the end of the quarter, a decrease of $92 million from the end of the prior quarter, primarily due to $137 million utilized to pay down the outstanding balance on the syndicated bank facility, partially offset by the sale of Omega Healthcare Investors Inc. (OHI) stock obtained as consideration for the net lease asset sales completed earlier this year. At September 30, the available but undrawn capacity on the syndicated bank facility was approximately $110 million.

•	Restricted cash was $105 million at the end of the quarter, a decrease of $40 million from the end of the prior quarter.

•	Interest income was $68 million for the quarter, a decrease of $18 million from the prior quarter primarily due to a decrease in the outstanding balance of commercial loans, including deconsolidation of the 2006-A Trust.

•	Yield on average interest-earning assets was 7.64% for the quarter, an increase of 54 basis points from the prior quarter, primarily due to deconsolidation of the 2006-A Trust which included a large pool of non-accrual loans and had a lower than average yield.
•	Cost of funds was 6.65% for the quarter, an increase of 187 basis points from the prior quarter primarily due to a shift in the mix of total borrowing following deconsolidation of the 2006-A Trust which had a lower borrowing cost. Borrowing spread to average one-month LIBOR increased 189 basis points to 6.36%.
•	Total operating expenses were unchanged from the prior quarter at $41 million. Operating expenses as a percentage of average total assets were 4.06% for the quarter, an increase of 84 basis points from the prior quarter, primarily due to a significant decline in assets as a result of deconsolidation of the 2006-A Trust and loan payoffs.
•	Loans on non-accrual were $438 million at the end of the quarter, a decrease of $296 million from the end of the prior quarter. The decrease was primarily due to deconsolidation of the 2006-A Trust, which accounted for $262 million of the decline. As a percentage of total loans, loans on non-accrual were 14.99%, a decrease of 2.49% compared to the end of the prior quarter.
•	Impaired loans, which exclude deferred loan fees and discounts and allowance for loan losses, were $575 million at the end of the quarter, a decrease of $418 million from the end of the prior quarter. The decrease was primarily due to deconsolidation of the 2006-A Trust, which accounted for $389 million of the decline. As a percentage of total loans, impaired loans were 19.68%, a decrease of 3.96% compared to the end of the prior quarter.
•	Loans 30-89 days delinquent were $41 million at the end of the quarter, a decrease of $54 million from the end of the prior quarter. The decrease was primarily due to deconsolidation of the 2006-A Trust, which accounted a $58 million decline. As a percentage of total loans, loans 30-89 days delinquent were 1.39%, a decrease of 87 basis points compared to the end of the prior quarter.
•	Loans 90 or more days delinquent were $214 million at the end of the quarter, a decrease of $181 million from the end of the prior quarter. The decrease was primarily due to deconsolidation of the 2006-A Trust, which accounted for $173 million of the decline. As a percentage of total loans, loans 90 or more days delinquent were 7.30%, a decrease of 2.10% compared to the end of the prior quarter.
•	Net charge-offs were $38 million, a decrease of $32 million from the prior quarter. As a percentage of average loans, net commercial charge-offs for the 12 months ended September 30, 2010 were 8.32%, a decrease of 86 basis points compared to the 12 months ended June 30, 2010.
•	Provision for loan losses was $24 million for the quarter, an increase of $4 million from the prior quarter.
•	Allowance for loan losses was $263 million at the end of the quarter, a decrease of $151 million from the end of the prior quarter. The decrease was primarily due to deconsolidation of the 2006-A Trust, which accounted for $138 million of the decline. As a percentage of total loans, the allowance for loan losses was 8.99%, a decrease of 87 basis points compared to the end of the prior quarter.

Consolidated Metrics
Assets
•	Total commercial lending assets (including loans, loans held for sale and the “A” Participation Interest) were $6.6 billion at the end of the quarter, a decline of $1.2 billion from the end of the prior quarter. The decrease was primarily due to deconsolidation of the 2006-A Trust, which accounted for $929 million of the decline.
Credit
•	Loans on non-accrual were $788 million at the end of the quarter, a decrease of $338 million from the end of the prior quarter. The decrease was primarily due to deconsolidation of the 2006-A Trust, which accounted for $262 million of the decline. As a percentage of lending assets, non-accruals were 11.88%, a decrease of 2.48% compared to the end of the prior quarter.
•	Impaired loans, which exclude deferred loan fees and discounts and allowance for loan losses, were $977 million at the end of the quarter, a decrease of $492 million from the end of the prior quarter. The decrease was primarily due to deconsolidation of the 2006-A Trust, which accounted for $389 million of the decline. As a percentage of lending assets, impaired loans were 14.74%, a decrease of 3.99% compared to the end of the prior quarter.
•	Loans 30-89 days delinquent were $57 million at the end of the quarter, a decrease of $53 million from the end of the prior quarter. The decrease was primarily due to deconsolidation of the 2006-A Trust, which accounted for a $58 million decline. As a percentage of lending assets, loans 30-89 days delinquent were 0.86%, a decrease of 54 basis points compared to the end of the prior quarter.
•	Loans 90 or more days delinquent were $363 million at the end of the quarter, a decrease of $96 million from the end of the prior quarter. The decrease was primarily due to deconsolidation of the 2006-A Trust, which accounted for a $173 million decline, partially offset by one $87 million resort/club loan that was previously on non-accrual but not delinquent until the current quarter. As a percentage of lending assets, loans 90 or more days delinquent were 5.47%, a decrease of 38 basis points compared to the end of the prior quarter.
•	Net charge-offs were $86 million, a decrease of $47 million from the prior quarter. As a percentage of average commercial lending assets, net commercial charge-offs for the 12 months ended September 30, 2010 were 6.42%, a decrease of 31 basis points compared to the 12 months ended June 30, 2010.
•	Allowance for loan losses was $394 million at the end of the quarter, a decrease of $185 million from the end of the prior quarter, primarily due to deconsolidation of the 2006-A Trust which accounted for $138 million of the reduction. As a percentage of commercial lending assets, the allowance for loan losses was 5.93%, a decrease of 1.45% compared to the end of the prior quarter.
Net Income
•	Total Investment Income was $158 million, a decrease of $10 million from the prior quarter due primarily to a decline of assets at the Parent Company, including loan payoffs and deconsolidation of the 2006-A Trust, partially offset by the net growth of assets at CapitalSource Bank.
•	Provision for loan losses was $39 million for the quarter, an increase of $14 million from the prior quarter.

•	Total operating expenses were $55 million, an increase of $1 million from the prior quarter. Operating expenses as a percentage of average total assets were 2.22%, an increase of 21 basis points from the prior quarter due primarily to lower assets.
•	Gain on investments was $30 million for the quarter, an increase of $20 million from the prior quarter, primarily due to gains on the sale of certain cost-based investments and the receipt of dividends.
•	Loss on derivatives, net was $2 million for the quarter, a decrease of $2 million from the prior quarter, primarily due to the termination of a pay-fixed swap related to a fixed rate loan and the maturity of a foreign exchange contract.
•	Net expense of real estate owned (“REO”) and other foreclosed assets was $7 million for the quarter, a decrease of $36 million from the prior quarter, primarily due to significantly lower write downs of loans receivable and lower impairments on REO.
•	Other (expense) income, net was $16 million income for the quarter, an increase of $17 million from a $1 million expense in the prior quarter. Other income in the quarter includes a $17 million net gain on the deconsolidation of the 2006-A Trust.
•	Income tax benefit (expense) was a $36 million benefit, primarily due to a $37 million benefit from the carryback of a net operating loss for one of our corporate entities.
Valuation Allowance
•	The valuation allowance related to the Company’s deferred tax assets at quarter end was $430 million, a decrease of $81 million from the end of the prior quarter primarily due to the deconsolidation of the 2006-A Trust and the carryback of a net operating loss of one of our corporate entities. The net deferred tax asset at quarter end, after subtracting the valuation allowance, was $83 million. The valuation allowance is a non-cash accounting charge that will exist until there is sufficient positive evidence to support its reduction or reversal. Such evidence would include a sustained period of positive pre-tax income for those entities for which an allowance has been established.
Book Value
•	Book Value per share was $6.40 at the end of the quarter, an increase of $0.30 from the end of the prior quarter. Total shareholders’ equity was $2.1 billion at the end of the quarter, an increase of $102 million from the prior quarter. These increases were primarily due to the net income during the quarter and the impact on Other Comprehensive Income of foreign currency translations related to our European Subsidiary, partially offset by the quarterly divided payment of $0.01 per share made to shareholders.
Share Count
•	Average diluted shares outstanding were 325.3 million shares for the quarter, compared to 320.8 million shares for the prior quarter. Total outstanding shares at September 30, 2010 were 323.3 million.
Dividends
•	A quarterly cash dividend of $0.01 per common share was paid on September 30, 2010 to common shareholders of record on September 16, 2010.

A conference call to discuss the results will be hosted on Friday October 29, 2010 at 8:30 a.m. EDT. Analysts and investors interested in participating are invited to call (866) 843-0890 from within the United States or (412) 317-9250 from outside the United States, with pass code 0670976. A webcast of the call will be available on the Investor Relations section of the CapitalSource web site at http://www.capitalsource.com.
A telephonic replay will also be available from approximately 12 Noon EDT October 29, 2010 through January 31, 2011. Please call (877) 344-7529 from the United States or (412) 317-0088 from outside the United States with pass code 445473. An audio replay will also be available on the Investor Relations section of the CapitalSource website.
CapitalSource Bank will file its Consolidated Reports of Condition and Income for A Bank With Domestic Offices Only—FFIEC 041, for the quarter ended September 30, 2010 (the “Call Report”) with the Federal Deposit Insurance Corporation (“FDIC”) on October 29, 2010. The Call Report may be found on the FDIC’s website at http://cdr.ffiec.gov/Public/ following CapitalSource Bank’s filing with the FDIC.
About CapitalSource
CapitalSource Inc. (NYSE: CSE) is a commercial lender that provides financial products to middle market businesses and offers depository products and services in southern and central California through its wholly owned subsidiary CapitalSource Bank. As of September 30, 2010, CapitalSource had total assets of $9.6 billion and $4.6 billion in deposits. Visit www.capitalsource.com for more information.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, and expectations regarding our application to be a bank holding company and convert CapitalSource Bank’s charter to a commercial charter, which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “expect,” “estimate,” “plan,” “will,” “continue,” “should,” “would,” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: we may not receive the regulatory approvals needed to become a bank holding company within our expected time frame or at all, changes in the regulatory framework; and other factors described in CapitalSource’s 2009 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

CapitalSource Third Quarter 2010 — Financial Supplement

Table of Contents

Consolidated Balance Sheets	10

Consolidated Statements of Income	11

Segment Income Statements and Balance Sheets	12 & 13

Selected Financial Data	14

Credit Quality Data	15

CapitalSource Third Quarter 2010 — Financial Supplement

CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Cash and cash equivalents	$633,050	$1,171,195
Restricted cash	121,554	168,468
Investment securities:
Available-for-sale, at fair value	1,545,838	960,591
Held-to-maturity, at amortized cost	208,222	242,078

Total investment securities	1,754,060	1,202,669
Commercial real estate “A” Participation Interest, net	5,409	530,560
Loans:
Loans held for sale	36,979	670
Loans held for investment	6,590,728	8,281,570
Less deferred loan fees and discounts	(118,411)	(146,329)
Less allowance for loan losses	(393,642)	(586,696)

Loans held for investment, net	6,078,675	7,548,545

Total loans	6,115,654	7,549,215
Interest receivable	61,742	87,647
Other investments	82,526	96,517
Goodwill	173,135	173,135
Other assets	604,577	656,994
Assets of discontinued operations, held for sale	—	624,650

Total assets	$9,551,707	$12,261,050

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$4,627,206	$4,483,879
Credit facilities	78,250	542,781
Term debt	1,145,638	2,956,536
Other borrowings	1,274,876	1,204,074
Other liabilities	356,540	363,293
Liabilities of discontinued operations	—	527,228

Total liabilities	7,482,510	10,077,791

Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 323,278,564 and 323,042,613 shares issued and shares outstanding, respectively)	3,233	3,230
Additional paid-in capital	3,918,771	3,909,364
Accumulated deficit	(1,873,369)	(1,748,822)
Accumulated other comprehensive income, net	20,562	19,361

Total CapitalSource Inc. shareholders’ equity	2,069,197	2,183,133
Noncontrolling interests	—	126

Total shareholders’ equity	2,069,197	2,183,259

Total liabilities and shareholders’ equity	$9,551,707	$12,261,050

CapitalSource Third Quarter 2010 — Financial Supplement

CapitalSource Inc.
Consolidated Statements of Income
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Net investment income:	(Unaudited)			(Unaudited)
Interest income:
Loans	$136,066	$146,559	$191,928	$437,009	$615,283
Investment securities	14,608	15,619	13,421	44,818	47,443
Other	302	304	1,126	1,179	3,781

Total interest income	150,976	162,482	206,475	483,006	666,507
Fee income	6,821	5,663	5,176	18,926	16,843

Total investment income	157,797	168,145	211,651	501,932	683,350
Interest expense:
Deposits	14,490	15,279	22,674	46,127	91,020
Borrowings	44,066	46,277	79,658	139,915	246,928

Total interest expense	58,556	61,556	102,332	186,042	337,948

Net investment income	99,241	106,589	109,319	315,890	345,402
Provision for loan losses	38,771	25,262	221,385	282,973	580,499

Net investment income (loss) after provision for loan losses	60,470	81,327	(112,066)	32,917	(235,097)

Operating expenses:
Compensation and benefits	28,565	29,423	29,339	92,171	99,184
Professional fees	8,792	8,497	14,986	27,659	43,856
Other administrative expenses	17,410	15,671	20,101	51,733	58,630

Total operating expenses	54,767	53,591	64,426	171,563	201,670

Other income (expense):
Gain (loss) on investments, net	29,943	10,257	(8,472)	46,279	(29,566)
Loss on derivatives	(1,968)	(3,614)	(10,298)	(9,919)	(12,317)
(Loss) gain on residential mortgage investment portfolio	—	—	(3)	—	15,308
Gain (loss) on extinguishment of debt	—	398	11,472	1,096	(41,091)
Net expense of real estate owned and other foreclosed assets	(7,372)	(43,175)	(8,981)	(91,039)	(32,460)
Other income (expense), net	16,128	(1,298)	5,143	26,960	3,705

Total other income (expense)	36,731	(37,432)	(11,139)	(26,623)	(96,421)

Net income (loss) from continuing operations before income taxes	42,434	(9,696)	(187,631)	(165,269)	(533,188)
Income tax (benefit) expense	(35,668)	(4,174)	97,089	(18,836)	131,189

Net income (loss) from continuing operations	78,102	(5,522)	(284,720)	(146,433)	(664,377)
Net income from discontinued operations, net of taxes	—	2,166	10,484	9,489	37,108
Net gain from sale of discontinued operations, net of taxes	—	21,696	—	21,696	2,144

Net income (loss)	78,102	18,340	(274,236)	(115,248)	(625,125)
Net (loss) income attributable to noncontrolling interests	(83)	—	10	(83)	(28)

Net income (loss) attributable to CapitalSource Inc.	$78,185	$18,340	$(274,246)	$(115,165)	$(625,097)

Basic income (loss) per share:
From continuing operations	$0.24	$(0.02)	$(0.90)	$(0.46)	$(2.20)
From discontinued operations	$—	$0.08	$0.03	$0.10	$0.13
Attributable to CapitalSource Inc.	$0.24	$0.06	$(0.87)	$(0.36)	$(2.07)
Diluted income (loss) per share:
From continuing operations	$0.24	$(0.02)	$(0.90)	$(0.46)	$(2.20)
From discontinued operations	$—	$0.08	$0.03	$0.10	$0.13
Attributable to CapitalSource Inc.	$0.24	$0.06	$(0.87)	$(0.36)	$(2.07)
Average shares outstanding:
Basic	321,070,479	320,802,358	315,604,434	320,723,068	301,823,130
Diluted	325,337,737	320,802,358	315,604,434	320,723,068	301,823,130

Dividends declared per share	$0.01	$0.01	$0.01	$0.03	$0.03

CapitalSource Inc.
Segment Data
(Unaudited)
($ in thousands)

	Three Months Ended September 30, 2010				Three Months Ended June 30, 2010
		OTHER				OTHER
	CAPITALSOURCE	COMMERCIAL	INTERCOMPANY		CAPITALSOURCE	COMMERCIAL	INTERCOMPANY
Net investment income:	BANK	FINANCE	ELIMINATIONS	CONSOLIDATED	BANK	FINANCE	ELIMINATIONS	CONSOLIDATED
Interest income	$85,445	$68,358	$(2,827)	$150,976	$78,108	$85,913	$(1,539)	$162,482
Fee income	2,586	4,235	—	6,821	2,072	3,591	—	5,663

Total investment income	88,031	72,593	(2,827)	157,797	80,180	89,504	(1,539)	168,145
Interest expense	16,066	42,490	—	58,556	16,476	45,080	—	61,556

Net investment income	71,965	30,103	(2,827)	99,241	63,704	44,424	(1,539)	106,589
Provision for loan losses	14,552	24,219	—	38,771	5,094	20,168	—	25,262

Net investment income after provision for loan losses	57,413	5,884	(2,827)	60,470	58,610	24,256	(1,539)	81,327
Compensation and benefits	10,667	17,898	—	28,565	11,018	18,405	—	29,423
Professional fees	461	8,331	—	8,792	482	8,015	—	8,497
Other operating expenses	17,469	14,566	(14,625)	17,410	17,748	13,972	(16,049)	15,671

Total operating expenses	28,597	40,795	(14,625)	54,767	29,248	40,392	(16,049)	53,591
Total other income (expense)	5,371	45,720	(14,360)	36,731	5,858	(27,107)	(16,183)	(37,432)

Net income (loss) from continuing operations before income taxes	34,187	10,809	(2,562)	42,434	35,220	(43,243)	(1,673)	(9,696)
Income tax benefit	(2,707)	(32,961)	—	(35,668)	(2,463)	(1,711)	—	(4,174)

Net income (loss) from continuing operations	$36,894	$43,770	$(2,562)	$78,102	$37,683	$(41,532)	$(1,673)	$(5,522)

	Nine Months Ended September 30, 2010				Nine Months Ended September 30, 2009
		OTHER				OTHER
	CAPITALSOURCE	COMMERCIAL	INTERCOMPANY		CAPITALSOURCE	COMMERCIAL	INTERCOMPANY
Net investment income:	BANK	FINANCE	ELIMINATIONS	CONSOLIDATED	BANK	FINANCE	ELIMINATIONS	CONSOLIDATED
Interest income	$244,285	$245,460	$(6,739)	$483,006	$223,955	$446,817	$(4,265)	$666,507
Fee income	6,438	12,488	—	18,926	5,050	11,793	—	16,843

Total investment income	250,723	257,948	(6,739)	501,932	229,005	458,610	(4,265)	683,350
Interest expense	49,865	136,177	—	186,042	92,566	245,382	—	337,948

Net investment income	200,858	121,771	(6,739)	315,890	136,439	213,228	(4,265)	345,402
Provision for loan losses	107,350	175,623	—	282,973	163,912	416,587	—	580,499

Net investment income (loss) after provision for loan losses	93,508	(53,852)	(6,739)	32,917	(27,473)	(203,359)	(4,265)	(235,097)
Compensation and benefits	32,805	59,366	—	92,171	33,369	65,815	—	99,184
Professional fees	1,458	26,201	—	27,659	1,785	42,071	—	43,856
Other operating expenses	47,917	46,127	(42,311)	51,733	40,153	54,313	(35,836)	58,630

Total operating expenses	82,180	131,694	(42,311)	171,563	75,307	162,199	(35,836)	201,670
Total other income (expense)	18,352	(2,976)	(41,999)	(26,623)	25,334	(86,055)	(35,700)	(96,421)

Net income (loss) from continuing operations before income taxes	29,680	(188,522)	(6,427)	(165,269)	(77,446)	(451,613)	(4,129)	(533,188)
Income tax (benefit) expense	(5,226)	(13,610)	—	(18,836)	8,641	122,548	—	131,189

Net income (loss) from continuing operations	$34,906	$(174,912)	$(6,427)	$(146,433)	$(86,087)	$(574,161)	$(4,129)	$(664,377)

CapitalSource Inc.
Segment Data
(Unaudited)
($ in thousands)

	September 30, 2010				June 30, 2010
		OTHER				OTHER
	CAPITALSOURCE	COMMERCIAL	INTERCOMPANY		CAPITALSOURCE	COMMERCIAL	INTERCOMPANY
	BANK	FINANCE	ELIMINATIONS	CONSOLIDATED	BANK	FINANCE	ELIMINATIONS	CONSOLIDATED
ASSETS

Cash and cash equivalents and restricted cash	$365,349	$389,255	$—	$754,604	$355,692	$521,350	$—	$877,042
Investment securities:
Available-for-sale	1,531,785	14,053	—	1,545,838	1,482,937	39,025	—	1,521,962
Held-to-maturity	208,222	—	—	208,222	204,551	—	—	204,551
Commercial real estate “A” Participation Interest, net	5,409	—	—	5,409	170,458	—	—	170,458
Loans	3,631,505	2,904,747	(26,956)	6,509,296	3,398,178	4,170,255	(23,955)	7,544,478
Allowance for loan losses	(131,005)	(262,637)	—	(393,642)	(164,562)	(414,071)	—	(578,633)

Loans, net of allowance for loan losses	3,500,500	2,642,110	(26,956)	6,115,654	3,233,616	3,756,184	(23,955)	6,965,845
Receivables due from affiliates	1,476	66,873	(68,349)	—	1,726	42,551	(44,277)	—
Other assets	346,577	579,437	(4,034)	921,980	329,398	634,118	(4,155)	959,361

Total assets	$5,959,318	$3,691,728	$(99,339)	$9,551,707	$5,778,378	$4,993,228	$(72,387)	$10,699,219

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$4,627,206	$—	$—	$4,627,206	$4,570,466	$—	$—	$4,570,466
Borrowings	300,000	2,198,764	—	2,498,764	265,000	3,547,282	—	3,812,282
Balance due to affiliates	66,873	1,476	(68,349)	—	42,551	1,726	(44,277)	—
Other liabilities	48,599	313,464	(5,523)	356,540	24,137	330,925	(5,379)	349,683

Total liabilities	5,042,678	2,513,704	(73,872)	7,482,510	4,902,154	3,879,933	(49,656)	8,732,431

Shareholders’ equity:
Common stock	921,000	3,233	(921,000)	3,233	921,000	3,225	(921,000)	3,225
Additional paid-in capital / retained earnings/deficit	(18,982)	1,154,229	910,155	2,045,402	(56,480)	1,114,251	909,973	1,967,744
Accumulated other comprehensive income (loss), net	14,622	20,562	(14,622)	20,562	11,704	(4,181)	(11,704)	(4,181)

Total shareholders’ equity	916,640	1,178,024	(25,467)	2,069,197	876,224	1,113,295	(22,731)	1,966,788

Total liabilities and shareholders’ equity	$5,959,318	$3,691,728	$(99,339)	$9,551,707	$5,778,378	$4,993,228	$(72,387)	$10,699,219

Book value per outstanding share	$2.84	$3.64	$(0.08)	$6.40	$2.72	$3.45	$(0.07)	$6.10

CapitalSource Third Quarter 2010 — Financial Supplement

CapitalSource Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
CapitalSource Bank Segment:

Performance ratios:
Return on average assets	2.50%	2.63%	(1.07%)	0.81%	(2.00%)
Return on average equity	16.43%	17.85%	(6.89%)	5.36%	(12.68%)
Yield on average interest earning assets	6.04%	5.59%	5.62%	5.84%	5.37%
Cost of funds	1.30%	1.37%	2.01%	1.38%	2.59%
Net finance margin	4.94%	4.44%	3.94%	4.68%	3.20%
Operating expenses as a percentage of average total assets	1.94%	2.04%	1.79%	1.90%	1.75%
Core lending spread	7.54%	7.03%	7.13%	7.37%	6.90%
Loan yield	7.83%	7.34%	7.40%	7.65%	7.27%

Capital ratios:
Tier 1 leverage	13.03%	12.54%	12.52%	13.03%	12.52%
Total risk-based capital	18.26%	17.69%	16.75%	18.26%	16.75%
Tangible common equity to tangible assets	12.85%	12.54%	12.71%	12.85%	12.71%

Average balances ($ in thousands):
Average loans	$3,630,271	$3,340,833	$2,906,688	$3,363,676	$2,881,782
Average assets	5,857,253	5,750,509	5,614,879	5,796,290	5,767,924
Average interest earning assets	5,783,365	5,753,858	5,557,381	5,740,258	5,700,846
Average deposits	4,579,727	4,595,065	4,459,800	4,579,658	4,669,281
Average borrowings	315,228	244,286	200,011	256,330	110,062
Average equity	891,114	846,691	872,325	870,988	907,881

Other Commercial Finance Segment:

Performance ratios:
Return on average assets	4.36%	(3.31%)	(12.91%)	(3.90%)	(8.51%)
Return on average equity	15.95%	(15.79%)	(91.14%)	(16.75%)	(57.05%)
Yield on average interest earning assets	7.64%	7.10%	6.69%	7.13%	7.17%
Cost of funds	6.65%	4.78%	4.57%	5.20%	4.38%
Net finance margin	3.17%	3.52%	2.78%	3.37%	3.34%
Operating expenses as a percentage of average total assets	4.06%	3.22%	2.46%	3.57%	2.40%
Core lending spread	8.61%	7.61%	7.47%	7.75%	7.75%
Loan yield	8.90%	7.92%	7.74%	8.03%	8.12%

Leverage ratios:
Total debt to equity (as of period end)	1.87x	3.25x	6.19x	1.87x	6.19x
Equity to total assets (as of period end)	31.91%	22.30%	13.49%	31.91%	13.49%

Average balances ($ in thousands):
Average loans	$3,229,059	$4,520,667	$5,943,007	$4,279,789	$6,338,287
Average assets	3,987,312	5,036,228	8,236,018	4,926,964	9,019,553
Average interest earning assets	3,772,120	5,056,036	7,999,917	4,834,203	8,545,894
Average borrowings	2,535,383	3,779,755	6,841,000	3,503,504	7,488,183
Average equity	1,090,838	1,054,735	1,166,229	1,145,662	1,345,570

Consolidated CapitalSource Inc.: (1)

Performance ratios:
Return on average assets	3.17%	(0.21%)	(8.20%)	(1.45%)	(6.05%)
Return on average equity	15.84%	(1.18%)	(55.78%)	(7.72%)	(39.63%)
Yield on average interest earning assets	6.55%	6.24%	6.19%	6.35%	6.41%
Cost of funds	3.13%	2.89%	3.54%	2.98%	3.69%
Net finance margin	4.12%	3.95%	3.20%	3.99%	3.24%
Operating expenses as a percentage of average total assets	2.22%	2.01%	1.86%	2.16%	1.84%

Leverage ratios:
Total debt to equity (as of period end)	3.44x	4.26x	6.15x	3.44x	6.15x
Equity to total assets (as of period end)	21.66%	18.38%	13.72%	21.66%	13.72%
Tangible common equity to tangible assets	20.20%	17.02%	15.94%	20.20%	15.94%

Average balances ($ in thousands):
Average loans	6,859,387	7,861,634	8,849,696	7,643,529	9,219,745
Average assets	9,775,893	10,691,819	13,768,446	10,641,042	14,690,486
Average interest earning assets	9,555,543	10,810,028	13,557,298	10,574,525	14,246,416
Average borrowings	2,850,611	3,949,041	7,016,200	3,759,834	7,575,706
Average deposits	4,579,727	4,595,065	4,459,800	4,579,658	4,669,281
Average equity	1,958,206	1,879,498	2,025,133	1,994,768	2,241,522

(1)	Applicable ratios have been calculated on a continuing operations basis.

CapitalSource Inc.
Credit Quality Data
(Unaudited)

	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009

Loans 30-89 days contractually delinquent:
As a % of total commercial lending assets(1)	0.86%	1.40%	3.14%	3.12%	1.40%
Loans 30-89 days contractually delinquent	$56.8	$109.7	$261.3	$276.2	$131.6

Loans 90 or more days contractually delinquent:
As a % of total commercial lending assets	5.47%	5.85%	5.24%	5.14%	4.21%
Loans 90 or more days contractually delinquent	$362.6	$459.2	$436.8	$455.1	$395.5

Loans on non-accrual:(2)
As a % of total commercial lending assets	11.88%	14.36%	13.69%	12.06%	10.58%
Loans on non-accrual	$787.9	$1,126.4	$1,140.1	$1,067.5	$993.5

Impaired loans:(3)
As a % of total commercial lending assets	14.74%	18.73%	16.69%	14.12%	13.92%
Impaired loans	$977.5	$1,469.0	$1,390.6	$1,250.3	$1,306.7

Allowance for loan losses:
As a % of total commercial lending assets	5.93%	7.38%	8.24%	6.63%	5.51%
Allowance for loan losses	$393.6	$578.6	$686.2	$586.7	$517.4

Net charge offs (last twelve months):
As a % of total commercial lending assets	6.50%	6.99%	6.93%	6.63%	6.17%
Net charge offs (last twelve months)	$535.6	$623.3	$654.8	$658.7	$645.4

(1)	Includes loans held for investment, loans held for sale, and the commercial real estate “A” Participation Interest.

(2)	Includes loans with an aggregate principal balance of $354.3 million, $371.9 million, $402.1 million, $356.6 million, and $359.6 million as of September 30, 2010, June 30, 2010, March 31, 2010, December 31, 2009 and September 30, 2009, respectively, that were also classified as loans 90 or more days contractually delinquent. Also includes non-performing loans held for sale that had an aggregate principal balance of $37.5 million, $51.4 million, $15.6 million, $2.4 million and $25.1 million as of September 30, 2010, June 30, 2010, March 31, 2010, December 31, 2009 and September 30, 2009, respectively.

(3)	Includes loans with an aggregate principal balance of $340.0 million, $423.2 million, $416.4 million, $422.7 million and $366.1 million as of September 30, 2010, June 30, 2010, March 31, 2010, December 31, 2009 and September 30, 2009, respectively, that were also classified as loans 90 or more days contractually delinquent, and loans with an aggregate principal balance of $787.9 million, $1,075.0 million, $1,124.6 million, $1,065.1 million and $968.5 million as of September 30, 2010, June 30, 2010, March 31,2010, December 31, 2009 and September 30, 2009, respectively, that were also classified as loans on non-accrual status. Excludes deferred loan fees and discounts and allowance for loan losses.